Exhibit 99.2

Investor Relations

Cindy Ta

Juniper Networks

(408) 936-6131

cta@juniper.net

Media Relations

Lee Flanagin

Juniper Networks

(408) 936-5608

lflanagin@juniper.net

JUNIPER NETWORKS ANNOUNCES EXPANSION OF CAPITAL RETURN COMMITMENT AND

DECLARES QUARTERLY CASH DIVIDEND

Board approves $1.1 billion increase to current capital return plan

Capital commitment includes $1.5 billion of share repurchases before end of Q2 2015

Company on track to return total of $4.1 billion to shareholders through 2016

SUNNYVALE, Calif., Oct. 23, 2014 – Juniper Networks (NYSE: JNPR), the industry leader in network innovation, today announced an expansion of its capital return plan and that its Board of Directors has approved an increase to the share repurchase authorization by $1.1 billion. For the first nine months of 2014, $1.75 billion of share repurchases have been already executed. The Company intends to repurchase an additional $1.5 billion in aggregate share repurchases before end of Q2 2015. The Company is on track to return a total of $4.1 billion to shareholders over a 3-year period (2014 – 2016). The new capital return plan is an increase of $1.1 billion above the prior commitment to return $3.0 billion to shareholders over the same period.

This commitment meaningfully exceeds Juniper’s Integrated Operating Plan which was announced in February of 2014 and included a strong capital return program as well as the Company’s first-ever dividend. “Our expanded capital return commitment reflects our ongoing focus on delivering value to shareholders over the near- and long-term,” said Shaygan Kheradpir, chief executive officer of Juniper Networks. “We are confident in Juniper’s future and believe current market conditions are providing us with a compelling opportunity to aggressively reduce share count while continuing to invest in the future growth of our business.”

Additionally, Juniper today announced that its Board of Directors has declared a fourth quarter cash dividend of $0.10 per share, to be paid on December 23, 2014 to shareholders of record as of the close of business on December 2, 2014. The Company plans to grow its dividend over time in-line with earnings.

Additional details of the share repurchase will be discussed at Juniper’s upcoming Investor Day, to be held on October 30, 2014. The Company intends to take advantage of the current market environment while opportunistically reducing share count. In order to implement the expanded capital return plan, the Company plans to obtain additional debt financing during 2015. Juniper will continue to review its capital return policy over time, subject to capital availability, company financial performance, economic outlook and other relevant considerations.

Juniper today reported preliminary financial results for the three months ended September 30, 2014 and provided its outlook for the three months ending December 31, 2014. Additional details can be found in the Investor Relations section of the Company’s website at http://investor.juniper.net/investor-relations/default.aspx.

About Juniper Networks

Juniper Networks (NYSE: JNPR) delivers innovation across routing, switching and security. From the network core down to consumer devices, Juniper Networks’ innovations in software, silicon and systems transform the experience and economics of networking. Additional information can be found at Juniper Networks (www.juniper.net) or connect with Juniper on Twitter and Facebook.

Juniper Networks and Junos, are registered trademarks of Juniper Networks, Inc. in the United States and other countries. The Juniper Networks logo and the Junos logo are trademarks of Juniper Networks, Inc. All other trademarks, service marks, registered trademarks, or registered service marks are the property of their respective owners.

Safe Harbor

Statements in this release concerning Juniper Networks’ expanded capital return commitment, cash dividends and increase in the amount of dividends over time, share repurchases, business outlook, economic and market outlook, and overall future prospects are forward-looking statements that involve a number of uncertainties and risks. Actual results or events could differ materially from those anticipated in those forward-looking statements as a result of certain factors, including: general economic and political conditions globally or regionally; business and economic conditions in the networking industry; changes in overall technology spending and spending by communication service providers and major customers; the network capacity requirements of communication service providers; contractual terms that may result in the deferral of revenue; increases in and the effect of competition; the timing of orders and their fulfillment; manufacturing and supply chain constraints; ability to establish and maintain relationships with distributors, resellers and other partners; variations in the expected mix of products sold; changes in customer mix; changes in geography mix; customer and industry analyst perceptions of Juniper Networks and its technology, products and future prospects; delays in scheduled product availability; market acceptance of Juniper Networks products and services; rapid technological and market change; adoption of regulations or standards affecting Juniper Networks products, services or the networking industry; the ability to successfully acquire, integrate and manage businesses and technologies; product defects, returns or vulnerabilities; the ability to recruit and retain key personnel; significant effects of tax legislation and judicial or administrative interpretation of tax regulations; currency fluctuations; litigation settlements and resolutions; the potential impact of activities related to the execution of the Juniper Networks Integrated Operating Plan; capital availability; and other factors listed in Juniper Networks’ most recent report on Form 10-Q filed with the Securities and Exchange Commission. All statements made in this press release are made only as of the date set forth at the beginning of this release. Juniper Networks undertakes no obligation to update the information in this release in the event facts or circumstances subsequently change after the date of this press release.